                                    SCHEDULE 14A
                                   (Rule 14a-101)

                      INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the registrant /x/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement

/x/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PAYLESS CASHWAYS, INC.
(Name of Registrant as  Specified In Its Charter)

PAYLESS CASHWAYS, INC.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

/ /   $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-
6(i)(3).

/ /   Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

      (4)  Proposed maximum aggregate value of transaction:

1     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)     Amount Previously Paid:

      (2)     Form, Schedule or Registration Statement No.:

      (3)     Filing Party:

      (4)     Date  Filed:

February 24, 1995



To Our Shareholders:

It is my pleasure to invite you to our Annual Meeting. This year it will be held on Thursday, April 20, at 10:00 a.m., at our corporate offices, located at 2300 Main, 1st Floor, Kansas City, Missouri 64108.

With this letter, you will find the formal notice of the Annual
Meeting, our 1994 Annual Report and our Proxy Statement. When you have finished reading the Proxy Statement, please promptly mark, sign, and return to us the enclosed proxy card, to insure that your shares will be represented.

We appreciate the continuing interest of our shareholders in Payless Cashways, Inc., and I look forward to seeing many of you at the Annual Meeting.

Very truly yours,

/s/ David Stanley

David Stanley
Chairman of the Board and Chief Executive Officer

                              2300 Main
                      Kansas City, Missouri  64108
                      _____________________________

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 OF
                       PAYLESS CASHWAYS, INC.

                    To Be Held April 20, 1995


To the Shareholders of PAYLESS CASHWAYS, INC.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Payless Cashways, Inc. will be held at 2300 Main, 1st Floor, Kansas City, Missouri, on Thursday, April 20, 1995, at 10:00 a.m. for the following purposes:

          1. To elect four directors to terms of three years each as set forth in the Proxy Statement.
          2. To transact such other and further business as may properly come before the meeting.

          The Board of Directors has fixed the close of business on February 15, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

Dated:  February 24, 1995

              BY ORDER OF THE BOARD OF DIRECTORS

              /s/ Linda J. French

              Linda J. French, Senior Vice President - General
Counsel/Secretary

- -----------------------------------------------------------------------------
You are cordially invited to attend the meeting.  However,
whether or not you plan to be personally present at the meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope.
If you later desire to revoke your proxy, you may do so at any time before it is exercised.
- -----------------------------------------------------------------------------

GENERAL INFORMATION FOR SHAREHOLDERS

          In order to provide every shareholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the shareholder attends in person, proxies are solicited from shareholders by the Board of Directors of Payless Cashways, Inc. ("Payless" or the "Company").
When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the persons designated as proxies, in accordance with the shareholder's directions. Shareholders may vote on a matter by marking the appropriate box on the card or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

          Management knows of no matters other than those set forth on the proxy card that will be presented for action at the Annual Meeting. EXECUTION OF A PROXY, HOWEVER, CONFERS ON EACH OF THE PERSONS DESIGNATED AS PROXIES THE DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED IN ACCORDANCE WITH HIS AND/OR HER BEST JUDGMENT ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

          Any shareholder executing a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A shareholder may also vote by ballot at the Annual Meeting, thereby cancelling any proxy previously returned as to any matter voted on by ballot. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the designated proxies and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. In such a case, it will be necessary that the proxy be delivered by the shareholder to the person(s) named, and that the person(s) named be present and vote at the meeting. Proxy cards on which alternate proxies have been named should not be mailed directly to the Company.

          Holders of the Common Stock, par value $.01 per share, of the Company ("Common Stock") and Series A Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company ("Preferred Stock") at the close of business on February 15, 1995, the record date for the Annual Meeting (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on such date, a total of 37,622,822 shares of Common Stock and 406,000 shares of Preferred Stock were outstanding. Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 5.9994 votes on each matter to be presented at the Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to the shareholders on or about February 24, 1995.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING


1.  ELECTION OF DIRECTORS

        The Articles of Incorporation and the By-laws of the Company provide that the business of the Company shall be managed by a Board of Directors. Pursuant to the Articles of Incorporation, the directors are divided into 3 classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of 1/3 the total number of directors constituting the entire Board of Directors, which currently numbers 11. At each Annual Meeting, successors to the class of directors whose terms expire at that Annual Meeting are elected for a 3-year term.

        At the Annual Meeting of Shareholders in 1995, 4 Class II directors are to be elected. Each of the nominees listed below was recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of each nominee set forth below. In order to be elected a Director, a nominee must receive a majority of the votes cast by the shares entitled to vote in the election at an Annual Meeting at which a quorum is present. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote
"for" or "against" a nominee.

        Each nominee has consented to being named a nominee and has agreed to serve if elected. In case any nominee is not available for election for reasons not presently known to the Company, discretionary authority will be exercised by the proxies named in the enclosed form of proxy to vote for a substitute selected by the Board of Directors. Information regarding the nominees is set forth below.


                                            Principal Occupation and
 Name                               Age     Five-Year Employment History
 ----                               ---     ---------------------------
 Gary D. Rose.......................49      Limited Partner of
 First elected a director:                  The Goldman Sachs Group,
 1985                                       L.P. since November 1994;
 Class II                                   General Partner of
                                            The Goldman Sachs Group,L.P.
                                            from December 1989 to November
                                            1994; and General Partner of
                                            Goldman Sachs & Co. ("Goldman
                                            Sachs") from November 1984
                                            to November 1994. Mr. Rose is
                                            Chairman of the Compensation
                                            Committee and a member of the
                                            Corporate Governance and
                                            Nominating Committee of Payless'
                                            Board of Directors.


 John H. Weitnauer, Jr..............68      Chairman and Chief Executive
 First elected a director:                  Officer of Richway, a mass
 1993                                       merchandising division of
 Class II                                   Federated Department Stores, Inc.
                                            from 1980 until his retirement in
                                            1986; and currently a director of
                                            John H. Harland Co.  Mr.
                                            Weitnauer is a member of the
                                            Audit Committee and the
                                            Compensation Committee of
                                            Payless' Board of Directors.

 William A. Hall....................49      Assistant to the Chairman of
 First elected a director:                  Hallmark Cards, Inc. for more
 1993                                       than five years; and currently
 Class II                                   a director of AgriStar, Inc.and
                                            Mercantile Bank Corporation.
                                            Mr. Hall is a member of the Audit
                                            Committee of Payless' Board
                                            of Directors.

 Louis W. Smith.....................52      President, Kansas
 Proposed for election in                   City Division of AlliedSignal
 1995 as a director in                      Inc. since April 1990; and
 Class II                                   Assistant General Manager,
                                            Administration,
                                            Kansas City Division of
                                            AlliedSignal Inc. from March
                                            1989 to April 1990; and
                                            currently a director of
                                            Western Resources, Inc.
                                            and Commerce Bank, N.A.

       Information regarding the 7 directors, who were previously elected and will continue to serve their terms, is set forth below.


                                            Principal Occupation and
Name                               Age     Five-Year Employment History
- ----                               ---     ----------------------------

 David Stanley......................59     Chairman of the Board and Chief
 First elected a director:                 Executive Officer of Payless since
 1969                                      August 1986; and currently a
 Class III                                 director of Piper Jaffray
                                           Companies Inc., Digi
                                           International, Inc. and Best
                                           Buy Co., Inc. Mr. Stanley is a
                                           member of the Corporate
                                           Governance and Nominating
                                           Committee of Payless' Board
                                           of Directors.

 Harold Cohen.......................64     Vice-Chairman of the Board of
 First elected a director:                 Payless from October 1988 until
 1985                                      his retirement in December
 Class I                                   1993; Chairman Emeritus of
                                           Somerville Lumber and Supply
                                           Co., Inc. ("Somerville") since
                                           December 1993; Chairman of the
                                           Board of Somerville from March
                                           1991 to December 1993;
                                           Co-Chairman of the Board of
                                           Somerville from March 1987 to
                                           March 1991; and currently a
                                           Director of Syratech Corp.

 Wayne B. Lyon......................62     President and Chief Operating
 First elected a director:                 Officer of Masco Corporation
 1988                                      ("Masco") since August 1985;
 Class III                                 and currently a director of Masco,
                                           Comerica, Incorporated and
                                           Emco Limited.  Mr. Lyon is
                                           Chairman of the Audit Committee
                                           and a member of the
                                           Compensation Committee and of
                                           the Corporate Governance and
                                           Nominating Committee of Payless'
                                           Board of Directors.

 Scott G. Fossel....................42     President of Fossel Investments
 First elected a director:                 since September 1994; Vice
 1989                                      President of Court Square Capital
 Class I                                   Limited and Vice President of
                                           Citicorp Venture Capital Ltd.,
                                           each an indirect wholly-owned
                                           subsidiary of Citicorp, from
                                           March 1986 to September 1994.
                                           Mr. Fossel is a member of the
                                           Audit Committee and Compensation
                                           Committee of Payless' Board of
                                           Directors.


 George Latimer.....................59     Director, Office of Special
 First elected a director:                 Actions, U. S. Department of
 1993                                      Housing and Urban Development
 Class I                                   since July 1993; Specialist
                                           Consultant to the U.S. Department
                                           of Housing and Urban Development
                                           from February 1993 to July 1993;
                                           Dean of Hamline University School
                                           of Law from January 1990 to
                                           February 1993; and currently a
                                           director of Digital Biometrics,
                                           Inc. and 13 closed-end mutual
                                           funds managed by Piper Capital
                                           Management, a wholly-owned
                                           subsidiary of Piper Jaffray
                                           Companies, Inc.  Mr. Latimer
                                           is a member of the Audit Committee
                                           of Payless' Board of Directors.

 Ralph Strangis.....................58     Member of the law firm of Kaplan,
 First elected a director:                 Strangis and Kaplan, P.A. for more
 1983 (to 1988);                           than five years; and currently a
 1993                                      director of National Presto
 Class III                                 Industries, Inc., Life USA
                                           Holding, Inc., Damark
                                           International, Inc. and TCF
                                           Financial Corporation.  Mr.
                                           Strangis is the Lead Director,
                                           Chairman of the Corporate
                                           Governance and Nominating
                                           Committee and a member of the
                                           Compensation Committee of Payless'
                                           Board of Directors.

 Susan M. Stanton...................46     President and Chief Operating
 First elected a director:                 Officer of Payless since November
 1993                                      1993; and Senior Vice President
                                           - Merchandising of Payless from
                                           October 1989 to November 1993.
                                           Ms. Stanton is a member of the
                                           Corporate Governance and
                                           Nominating Committee of Payless'
                                           Board of Directors.

          During 1994, there were 6 regular meetings and 1 special meeting of the Board of Directors. During 1994, each director attended more than 75% of all meetings of the Board of Directors and of the Committees on which he or she served. In addition to attending Board of Directors and Committee meetings during the year, the directors conferred with officers regarding corporate matters and reviewed material submitted by management to the Board of Directors and Committees for consideration and action.

COMMITTEES OF THE BOARD

          The Board has 3 standing committees. Their functions are described below:

          Audit - The Audit Committee monitors and reviews the adequacy of financial, operating and system controls, financial reporting, compliance with legal, ethical and regulatory requirements, and the performance of the external and internal auditors, serving as the conduit for communication between the Board of Directors and external and internal auditors. Additionally, the Audit Committee recommends to the Board of Directors the independent public accountants to conduct the annual examination of financial statements, and reviews the proposed scope and fees of the examination, as well as its results, and any significant, non-audit services and fees. The Audit Committee met 3 times during 1994. Members of the Audit Committee are Wayne B. Lyon, Chairman; Scott G. Fossel; George Latimer; John H. Weitnauer, Jr.; and William A. Hall.

          Compensation - The Compensation Committee reviews the compensation (wages, salaries, supplemental compensation and benefits) of the employees of the Company, including approval of compensation and benefit policies, approval of direct and indirect executive officer compensation, administration of stock programs, and oversight of the Company's executive development plan, and makes recommendations to the Board of Directors regarding compensation and benefits for directors. The Compensation Committee met 6 times during 1994. Members of the Compensation Committee are Gary D. Rose, Chairman; Scott G. Fossel, Wayne B. Lyon; Ralph Strangis; and John H. Weitnauer, Jr.

            Corporate Governance and Nominating - The Corporate
Governance and Nominating Committee reviews the size, composition and effectiveness of the Board of Directors, including retention, tenure and retirement policies, criteria for selection of nominees to the Board of Directors, qualifications of candidates, membership and structure of Board Committees, and developments in corporate governance. The Corporate Governance and Nominating Committee met 4 times during 1994. Members of the Corporate Governance and Nominating Committee are Ralph Strangis, Chairman; David Stanley; Susan M. Stanton; Gary D. Rose; and Wayne B. Lyon.

COMPENSATION OF DIRECTORS

          The Company pays each non-employee director (i) an annual directors' fee of $25,000 (except that the Lead Director is paid an annual fee of $50,000), payable quarterly, (ii) $1,000 for each meeting of the Board of Directors attended by the director and (iii) $1,000 for each Committee meeting attended by the director on days when the Board of Directors as a whole is not meeting. Committee chairmen are paid an additional annual fee of $1,500. The Lead Director, Ralph Strangis, has been elected by the non-management directors to address, on behalf of the Board of Directors, various governance matters.


          The Company has also adopted the Payless Cashways Director Option Plan for non-employee directors (the "Director Option Plan"), for the purpose of attracting and retaining outstanding individuals as directors and to provide them with an equity interest in the Company. Participants consist solely of the members of the Company's Board of Directors who are not full-time employees of the Company or its subsidiaries. Under the Director Option Plan, which has a term of not more than 10 years, each non-employee director is granted an option of $100,000 worth of the Company's Common Stock, valued on the date on which the director is first elected, for an aggregate exercise price of $100,000. In addition, each non-employee director will be granted an option to purchase 1,000 shares of Common Stock on the date immediately following the Company's Annual Meeting so long as such non-employee director continues to serve on the Company's
Board of Directors. Further, in the event that the Director Option Plan, or any successor plan, allows the grant of additional stock options to a non-employee director, the Lead Director shall be annually awarded an option to purchase the number of shares of the Company's Common Stock equal to the number of shares to which any non-employee director is annually entitled, plus the number of shares of the Company's Common Stock equal to the number of shares granted to the Lead Director as a non-employee director during any fiscal year(s) in which the Lead Director served but was ineligible to receive such an award. The exercise price for the annual options will be the fair market value of the Company's Common Stock on the date of grant. Options granted under the Director Option Plan may be exercised six months and one day after the grant date and expire on the earlier of (a) 10 years after the date of grant, or (b) 1 year after the date on which the director ceases to be a member of the Company's Board of Directors. An aggregate of 350,000 shares of Common Stock are reserved for issuance under the Director Option Plan, which number is subject to adjustment i) automatically if the Company issues shares of Common Stock without consideration and ii) by the Board of Directors if other equitable adjustments are deemed appropriate after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

          The Director Option Plan is administered by the Board of Directors of the Company which has the authority to amend the plan, terminate the plan, interpret the plan, prescribe, amend and rescind rules and regulations relating thereto, and make all other determinations necessary or advisable for the administration of the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Members of the Compensation Committee of the Company's Board of Directors during 1994 were: Gary D. Rose, Chairman; Scott G. Fossel, Wayne B. Lyon; John H. Weitnauer, Jr.; and Ralph Strangis. The law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Strangis is a member, was retained by and rendered services to the Company in 1994, for an amount which was not greater than 5% of the Company's or the firm's annual gross revenues. The firm has also been retained by and will render services to the Company in 1995. Mr. Rose is a Limited Partner of Goldman Sachs Group L.P. Goldman Sachs Capital Market L.P., an affiliate of Goldman Sachs Group L.P., entered into a three-year interest cap agreement with the Company in January, 1995, the amount of which was not greater than 5% of the Company's or the firm's annual gross revenues. Mr. Lyon is President and Chief Operating Officer of Masco.
In 1988, Payless entered into a Supply Agreement with Masco, as a preferred supplier for certain products. The Supply Agreement expires on December 31, 1995 but will be automatically extended for a one-year period for each succeeding year after December 31, 1995, unless sooner terminated by either party by written notice to the other party delivered at least 180 days prior to the end of each succeeding year. During 1994, Payless' purchases from Masco were not greater than 5% of either Payless' or Masco's annual gross revenues. Payless will make purchases from Masco in 1995. Payless believes that the terms and conditions of its relationships with each of Kaplan, Strangis and Kaplan, P.A., Goldman Sachs Capital Market L.P. and Masco are as favorable as those that could have been obtained from arm's-length negotiations with unassociated third parties.

PERFORMANCE GRAPH


          The graph set forth below compares the indexed total return on an investment in the Company's Common Stock on March 9, 1993 (the day the Company commenced its initial public offering of Common Stock) through November 30, 1994, with the returns on investments in the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Retail (Specialty) Index ("S&P Retail Index") during the same time period. The graph is based on stock performance and assumes the reinvestment of any dividends. The historical stock price performance shown on this graph is not necessarily indicative of future performance.


Measurement Period
Month End Prices(03/10/93 thru 11/30/94)

             Payless             S&P 500               S&P Retail


3/10/93      100.00              100.00                100.00
4/30/93      87.90               97.40                 91.80
5/31/93      93.10               99.70                 99.00
6/30/93      90.50               99.70                 96.20
7/30/93      87.10               99.20                 94.60
8/31/93      95.70               102.60                95.00
9/30/93      81.00               101.60                95.10
10/29/93     82.80               103.60                96.10
11/30/93     89.70               102.20                101.20
12/31/93     115.50              103.30                100.40
1/31/94      123.30              106.60                94.50
2/28/94      132.80              103.40                97.30
3/31/94      112.90              98.70                 92.70
4/29/94      108.60              99.80                 92.80
5/31/94      102.60              101.10                96.50
6/30/94      93.10               98.40                 93.60
7/29/94      78.40               101.50                92.00
8/31/94      86.20               105.30                99.00
9/30/94      72.40               102.40                98.40
10/31/94     64.60               104.60                99.70
11/30/94     58.60               100.40                99.50



          At November 30, 1994, the value of $100 invested on March 9, 1993 was $58.60 for the Company, $100.04 for S&P 500 and $99.50 for the S&P Retail Index.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors is composed entirely of directors who are not executive officers of the Company. The Committee is responsible for establishing and administering the policies which govern the compensation program for executive officers of the Company, including cash compensation, stock plans and all other benefit programs.

          The Compensation Committee believes that it is in the best interest of the shareholders of the Company to attract, retain and motivate top quality management personnel, especially its executive officers, by offering a competitive compensation package that establishes a relationship between executive pay and the enhancement of shareholder value.

          The Committee reviews its executive officer compensation program each year and regularly retains the assistance of an independent, executive compensation consulting firm. Every two or three years, the Committee engages a firm to conduct a formal study to determine whether the Company's compensation program is competitive with executive compensation programs of comparable companies (including building supply companies, similarly-sized companies, and other retail companies) and national industry data obtained from national compensation surveys in which the Company annually participates, including an annual retail compensation study published by another executive compensation consulting firm. In years in which a formal study is not completed, the prior study is updated based on a survey of retail compensation trends published by executive compensation consulting firms, published wage and salary surveys, and inflation indices.

          Each year the Committee reviews the performance of the Company and approves an annual base salary, an annual incentive bonus opportunity and, if appropriate, a long-term stock incentive award and a stock option grant for each executive officer consistent with the policies and objectives described below.

ANNUAL BASE SALARY


          The Compensation Committee believes that annual base salaries for the Company's executives should be maintained at levels which are competitive with salaries at comparable companies. As a result, the Committee has established a policy to set annual base salaries at approximately the 50th percentile of annual base salaries for executives in similar positions at comparable companies. Prior to the beginning of each fiscal year, the Committee reviews the performance of the Company and base salaries of executive officers, compares base salaries against the comparable companies and determines base pay adjustments, as appropriate. The performance criteria used by the Compensation Committee includes reporting responsibilities of each officer and corporate performance in terms of the Company's sales, income, operations, expansion and similar factors. The Compensation Committee does not employ any specific weighting of the performance criteria and application of the criteria is also dependent upon the position of the particular executive officer. When the Company entered into the employment agreements with executive officers (discussed in the section entitled "Summary Compensation Table"), the annual base salaries under the agreements were established consistent with this criteria.

ANNUAL INCENTIVE BONUS OPPORTUNITY

          Annual incentive bonus opportunities are established by the Committee and predicated upon the Company's annual performance measured by attainment of established levels of earnings before interest, taxes and depreciation ("EBITD"). Eligible employees, including executive officers, are entitled to receive 100% of their incentive targets only if the Company achieves 100% of the EBITD target. Based on the Company's payout schedule, participants may receive 50% of their target incentive for attainment of 90% of the EBITD target, and as much as 150% of the incentive target for attainment of 110% of the EBITD target. No incentives are paid if the Company fails to achieve a minimum of 90% of the EBITD target. Incentive levels are set for eligible employees, including executive officers, based on salary grade. Total cash compensation (base salary plus annual incentive) for executive officers is intended to exceed the Company's established competitive levels (50th percentile of base salaries and incentives for executives in similar positions at comparable companies) when superior performance levels are achieved, i.e., performance which exceeds 100% EBITD. For the purpose of determining the achievement of the performance levels, the Committee has the authority in its discretion to adjust the actual EBITD results to eliminate or reduce the effect of unanticipated or non-recurring charges, events or transactions such as special financing expenses or restructuring charges which were not taken into account in determining the EBITD target and which the Committee believes should be eliminated or reduced to reflect the ongoing performance of the Company. For 1994, eligible employees, including the executive officers, were paid bonuses at 80% of the bonus target, based on attainment of 96% of the EBITD target. For 1995, annual bonus incentive opportunities are measured by attainment of established levels of EBITD plus amortization ("EBITDA").

LONG-TERM STOCK INCENTIVE PROGRAM

          The Committee believes that it is essential for management employees, especially executive officers, to own significant amounts of Common Stock, thereby aligning the long-term interests of management with those of shareholders. The long-term stock incentive program is also intended to provide a means of attracting and retaining outstanding individuals as management employees and executive officers of the Company.

          Long-term stock incentives are awarded pursuant to the Payless Cashways 1992 Incentive Stock Program, which was approved by the Company's shareholders in July 1992. In June 1993, with the advice of the Company's independent executive compensation consulting firm, the Committee adopted incentive stock program guidelines, which provide for annual grants of stock options to approximately 1,300 management employees, including the executive officers, and annual restricted stock awards to officers of the Company. It is anticipated that stock option grants will be made annually during the four-year period 1993-1996 and that restricted stock awards will be made annually during the five-year period 1994-1998. One objective of the program and the guidelines is to provide each executive employee with significant value in the Company's Common Stock, based on a projected stock price at the end of the grant program in relation to the employee's expected, aggregate cash compensation during the term of the program.

          Stock option grants are the main element of the Company's long-term stock incentive program. With respect to stock option grants to participating executive officers, the program and the guidelines are intended to provide the opportunity to obtain Common Stock, from annual option grants during 1993-1996, having a value (based on a targeted stock price) approximately equal to 50% of their expected, aggregate cash compensation during the five-year period 1993-1997. The targeted stock price is calculated based upon a projection of future net income and, therefore, earnings per share. This is combined with a projected increase in the Company's stock price-to-earnings multiple from its level in 1993 to a projected level of the S&P 500 in the year 2000. Stock option incentives are also intended to be provided to all the other participating management employees (except those reporting to a store director or store manager), having a value (based on a targeted stock price) approximately equal to 12% to 40%, depending upon management level, of aggregate cash compensation expected during the 1993-1997 period. A stock option incentive for an equivalent, smaller number of shares, not related to compensation, is also expected to be granted to each participating management employee reporting to a store director or store manager. The Committee will review the program guidelines for stock options annually and may make adjustments determined to be necessary to meet the long-term objectives of the program. The annual stock option grants are subject to the discretion of the Committee.

          In June 1993 and June 1994, pursuant to the program guidelines, the Committee granted to each eligible employee, including executive officers, 40% and 20%, respectively, of their allocated portion of the shares subject to stock options under the program. In each of June 1995 and 1996, the Committee expects to grant 20% of the shares subject to stock options under the program to each eligible employee, including executive officers. The exercise price of the option grants will be 100% of fair market value of the Common Stock on the date of grant. Stock options are generally subject to a four-year vesting schedule from the date of grant, with 25% of the grant vesting on each of the first four anniversaries of the grant date.

          Restricted stock awards comprise the remaining part of the long-term stock incentive program. Each officer of the Company has the opportunity to receive an annual restricted stock award during the period 1994-1998 based on the extent of achievement of the previous year's specified EBITD or EBITDA target and actual, annual incentive cash bonus paid as discussed in the previous section of this Report. The maximum number of restricted shares to be available annually to the officers under the program equals the aggregate annual incentive cash bonuses earned by the officers for the preceding year divided by the targeted stock price (as defined above). The Committee determines whether awards will be made to the officers from the annual pool of restricted stock and allocates the awards among the executive officers in its sole discretion. The factors which the Committee considers in making allocations include the performance of each individual officer in his or her position and their contribution to the performance of the Company in terms of sales, income, operations, expansion and similar factors. The Compensation Committee does not employ any specific weighting of the performance criteria and application of the criteria is also dependent upon the position of the particular officer.

          The Committee considers the grant of additional stock options when an officer is promoted, to reflect the additional contribution which the executive can have to the Company's performance in his or her position and the amount of options which have historically been provided to an officer in such a position.


CHIEF EXECUTIVE OFFICER COMPENSATION

          The Compensation Committee determines Mr. Stanley's compensation as Chief Executive Officer using the criteria described above. Based on performance relating to (i) the Company's income, sales, operations, expansion and similar factors, (ii) management of the strategic direction of the Company,
(iii) development of senior executives (which performance criteria are not subject to any specific weighting by the Compensation Committee) and the 50th percentile of annual base salaries for executives in similar positions at comparable companies, the Committee determined that Mr. Stanley's annual base salary should be increased to $650,000 for 1994 from $600,000 in 1993. In addition, Mr. Stanley received an annual incentive cash bonus of $260,000 for 1994 under the annual incentive cash bonus plan, described above. Under the long-term stock incentive program described above, the Committee also awarded Mr. Stanley: (1) a non-qualified stock option on 17,600 shares in June 1994 as the second annual stock option grant; and (2) a restricted stock award of 5,000 shares in February 1994 as the first annual restricted stock award. These compensation elements for 1994 are reflected in the table entitled "Summary Compensation Table". It is anticipated that Mr. Stanley will be granted a second annual restricted stock award during the current fiscal year with respect to performance for the fiscal year ending November 26, 1994 under the terms of the long-term stock program but the amount of the restricted stock grant is not known at the printing of this Proxy Statement.

COMPENSATION FOR THE OTHER NAMED OFFICERS

          Certain other executive officers, named in the Summary Compensation Table, received base salary increases which were consistent with the Committee's objective of maintaining annual base salaries at approximately the 50th percentile of annual base salaries for executives in similar positions at comparable companies. The annual base salaries for Ms. Stanton, Mr. Butler and Mr. Buchen, who were either promoted or received increased duties in 1994, increased, respectively, to $400,000, $300,000 and $225,000 in 1994 from $240,000, $240,000 and $175,000 in 1993. The annual base salary for Mr.
Lightstone increased to $250,000 in 1994 from $225,000 in 1993. In addition, the other named executive officers received bonuses under the annual incentive cash bonus plan at 80% of the bonus opportunity based on the adjusted EBITD target, described above. The cash bonuses awarded for 1994 were $128,000 for Ms. Stanton, $79,200 for Mr. Butler, $66,000 for Mr. Lightstone and $59,400 for Mr. Buchen. As the second annual grant under the long-term stock incentive program, the following non-qualified stock options were granted to the other named executives: 13,200 shares to Ms. Stanton; 6,225 to Mr. Butler; 6,225 to Mr. Lightstone; and 6,225 shares to Mr. Buchen. The Committee also awarded the following restricted stock awards in February 1994 as the first annual restricted stock awards under the long-term stock incentive program described above: 3,900 shares to Ms. Stanton, 2,400 shares to Mr. Butler, 2,400 shares to Mr. Lightstone and 2,200 shares to Mr. Buchen. These compensation elements for 1994 are reflected in the table entitled "Summary Compensation Table".
It is anticipated that M. Stanton, Mr. Butler, Mr. Lightstone and Mr. Buchen will be granted a second annual restricted stock award during the current fiscal year with respect to performance for the fiscal year ending November 26, 1994 under the terms of the long-term stock incentive program but the amounts of the restricted stock awards are not known at the printing of this Proxy Statement.

OTHER INFORMATION

          The Company does not anticipate that compensation to any executive officer for 1995 will exceed $1 million for purposes of IRS Revenue Rule 162(m). It is the current intention of the Committee that all compensation paid under the executive compensation program will be tax deductible to the Company in the year paid to the Executive.

The Compensation Committee:

                  Gary D. Rose - Chairman
                  Scott G. Fossel
                  Wayne B. Lyon
                  Ralph Strangis
                  John H. Weitnauer, Jr.

SUMMARY COMPENSATION TABLE

          The following table details the compensation during each of the last three, completed fiscal years for the Company's named executive officers who held the positions listed in 1994:


                                        ANNUAL COMPENSATION
                              ----------------------------------------

    (a)               (b)       (c)          (d)          (e)
                                                        Other Annual
Name and                                                Compensation
Principal Position    Year    Salary($)(1)   Bonus($)   ($)(2)
- ------------------    ----    ------------   --------   ------------

David Stanley -       1994     650,000        260,000     5,400
Chairman of the       1993     600,000        180,000    10,262
 Board & Chief        1992     565,000        226,000    72,027
 Executive Officer

Susan M. Stanton -    1994     400,000        128,000     3,615
 President, Chief     1993     240,000         59,400     6,897
 Operating Officer    1992     225,000         89,250    86,622
  and Director


Ronald H. Butler -    1994     300,000         79,200        --
 Senior Vice          1993     244,615         59,400        --
 President-           1992     225,000         74,250    22,166
 Merchandising

Stephen A. Lightstone 1994     250,000         66,000     4,054
 -Senior Vice         1993     225,000         55,688     8,045
 President-Finance\   1992     210,000         69,300    81,570
 Treasurer

Gerald M. Buchen      1994     225,000         59,400       668
 Senior Vice          1993     178,365         40,194     1,274
 President-Store      1992     162,500         49,884    13,911
 Operations


         LONG TERM COMPENSATION
                AWARDS
- ---------------------------------------------

(f)                 (g)          (i)
Restricted                       All Other
Stock Awards        Options/     Compensation
($)(3)              SARs (#)     ($) (4)
- ------------        --------     ------------

95,000              17,600                 --
    --              35,200              3,428
    --              33,497              3,326

74,100              27,150                 --
    --              37,450              3,428
    --               8,327              3,326

45,600               6,225                 --
    --              37,450             10,567
    --               3,300             20,082

45,600               6,225                 --
    --              37,450              2,592
    --               8,429             37,839

41,800              10,375              8,227
    --               8,300              4,161
    --               4,746              3,214


(1) Mr. Butler's 1993 salary includes base annual salary of $240,000 plus $4,615 cash in lieu of vacation. Mr. Buchen's 1993 salary includes a base salary of $175,000 plus $3,365 cash in lieu of vacation.

(2) For 1994 other annual compensation includes above-market interest earnings under the Wealth-Op Deferred Compensation Plan and the 1988 Deferred Compensation Plan: $5,400 for Mr.
     Stanley, $3,615 for Ms. Stanton, $4,054 for Mr. Lightstone and $668 for Mr. Buchen.

     For 1993 other annual compensation includes above-market interest earnings under the Wealth-Op Deferred Compensation Plan and the 1988 Deferred Compensation Plan: $10,262 for Mr.
     Stanley, $6,897 for Ms. Stanton, $8,045 for Mr. Lightstone and $1,274 for Mr. Buchen.

     For 1992 other annual compensation includes tax reimbursement related to restricted stock vesting: $66,579 for Mr. Stanley, $82,869 for Ms. Stanton, $22,166 for Mr. Butler, $75,807 for
     Mr. Lightstone and $12,912 for Mr. Buchen. Above-market interest earnings under the Wealth-Op Deferred Compensation
     Plan and the 1988 Deferred Compensation Plan were $5,448 for Mr. Stanley, $3,753 for Ms. Stanton, $5,763 for Mr. Lightstone and $999 for Mr. Buchen.







     The Wealth-Op Deferred Compensation Plan and the 1988 Deferred Compensation Plan are non-qualified deferred compensation plans which allowed certain employees to elect to defer compensation for a period of four or eight years. The Plans provide for interest to be credited to deferred amounts at bench-mark rates established in the Plans. None of the named officers deferred compensation under the Plans in 1994.

(3) Each restricted stock award listed above is based upon the closing fair market value of the stock on the date of grant. For each of the named executive officers, the number and value of the aggregate restricted stock holdings at the end of the fiscal year 1994 was as follows: David Stanley 5,000/$42,500; Susan M. Stanton 3,900/$33,150; Ronald H. Butler 2,400/$20,400;
     Stephen A. Lightstone 2,400/$20,400; and Gerald M. Buchen 2,200/$18,700. The 1994 restricted stock awards were the first annual restricted stock awards under the long-term stock incentive program described in the section entitled "Long-Term Stock Incentive Program". The restricted stock awards are subject to a three-year-cliff vesting schedule from the date of the award.

     Dividends will be payable on the shares if and to the extent paid on Payless' Common Stock generally.

(4) All other compensation for 1994 consists of an $8,227 trip award for Mr. Buchen. Employee Savings Plan contributions for Mr. Stanley, Ms. Stanton, Mr. Butler, Mr. Lightstone, and Mr. Buchen have not yet been determined for 1994.


          David Stanley, Susan M. Stanton, Ronald H. Butler and
Stephen A. Lightstone (the "Executives") have entered into employment agreements (the "Employment Agreements") with Payless. The term of the Employment Agreement for Mr. Stanley expires on December 1, 1995 and for each of Ms. Stanton, Mr. Butler and Mr. Lightstone on March 1, 1997, including a 1-year extension period which is automatic unless either the Executive or Payless gives prior notice of non-renewal. Upon an Executive's termination of employment by Payless "without cause" or by the Executive for "cause"
(as such terms are defined in the respective Employment Agreements), the Executive will be entitled to receive (i) base salary regardless of death or disability of the Executive until the scheduled expiration date of the Employment Agreement, (ii) unpaid Incentive Compensation (as defined in the Employment Agreement) for any previous year and the average of the Executive's Incentive Compensation during the 2 years immediately preceding the year in which the Executive is terminated, multiplied by a fraction, the numerator of which is the number of months remaining in the Employment Agreement after the end of the year for which the Executive's Incentive Compensation has been determined and the denominator of which is 12, (iii) continuation of substantially similar health, life and disability insurance to that which the Executive had been receiving immediately prior to termination for a period equal to the longer of the Executive's Employment Agreement and the period during which the Executive otherwise would have received such benefits at Payless' expense, and (iv) benefits under each of Payless' pension plan and Payless' Supplemental Retirement Plan (defined below), at the time the Executive reaches (or would have reached) the earliest retirement age in effect as of the date of the Executive's Employment Agreement under each such plan in effect immediately prior to the date of termination in the case of Mr. Stanley or, in the case of Ms. Stanton, Mr. Butler or Mr. Lightstone, benefits under such plans will be computed as if the Executive's employment continued through the term of her or his Employment Agreement. Also, under Mr. Stanley's Employment Agreement, all options granted pursuant to the 1988 Payless Cashways, Inc. Employee Stock Plan shall remain exercisable during his lifetime until their normal expiration date (without regard to termination) or, if he dies before such normal expiration date, then until the earlier of such normal expiration date or the date which is one year after death; and, under Ms. Stanton's, Mr. Butler's, and Mr.
Lightstone's Employment Agreements, all options and restricted stock grants shall continue to vest and be exercisable in accordance with their respective terms as if the Executive continued to be employed until the scheduled expiration date of the Employment Agreement (regardless of the death or disability of the Executive subsequent to the date of termination of employment) and, from March 1, 1997 to April 30, 1997, each Executive shall be entitled to put to the Company, for $4.00 per share, all or any unexercised portion of the option granted pursuant to the Employment Agreements, upon the occurrence of certain events including employment on March 1, 1997 and the termination of employment prior to March 1, 1997. In addition, the Employment Agreements for Mr. Stanley,
Ms. Stanton, Mr. Butler and Mr. Lightstone permit the Executive to terminate her or his employment within a specified period immediately following the first anniversary of a "Change of Control" (as defined in the respective Employment Agreements) and receive the same benefits as a termination by the Company without cause as described above; provided, however, that all of Mr. Stanley's stock options and restricted stock grants shall continue to vest or be earned and be exercisable in accordance with their respective terms as if the Executive continued to be employed until the scheduled expiration of Mr. Stanley's Employment Agreement (regardless of death or disability of the Executive subsequent to the date of termination of employment), and further provided that, in the event that any payment or benefit to be received as a result of termination following a Change of Control would constitute a "parachute payment" within the meaning of Section 280G (or any similar or successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), and would be subject to excise tax pursuant to
Section 4999 of the Code, such payment or benefit shall be reduced so that no portion thereof would be subject to excise tax.

          In addition, the Executives have entered into agreements for supplemental retirement benefits (the "Supplemental Retirement Agreements") with Payless. Effective as of August 31, 1994, the Supplemental
Retirement Agreements provide such supplemental retirement benefits as are set forth in the Payless Cashways, Inc. Supplemental Retirement Plan effective January 1, 1988 and modified from time to time ("Supplemental Retirement Plan"). The Supplemental Retirement Plan provides benefits that would otherwise be denied participants in the Retirement Plan (defined in the section entitled "Retirement Program") by reason of certain Code limitations on qualified benefits. The estimated annual benefits payable under both the Retirement Plan and the Supplemental Retirement Plan and a description of remuneration covered by the Supplemental Retirement Plan are described in the section entitled "Retirement Program".

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             Individual Grants
                    --------------------------------------
      (a)            (b)                     (c)

                                       % of Total Options/
                     Options           SARs Granted to
Name                 Granted (#)(1)    Employees in FY
- ------------------   ---------------   -------------------
David Stanley             17,600             1.8%

Susan M. Stanton          13,950             1.4%
                          13,200             1.4%

Ronald H. Butler           6,225             0.6%

Stephen A. Lightstone      6,225             0.6%

Gerald M. Buchen           4,150             0.4%
                           6,225             0.6%


                                 Potential Realizable Value at
                                 Assumed Annual Rates of
                                 Stock Price Appreciation
                                 for Option Term (3)
- --------------------------------------------------------------
(d)             (e)                  (f)           (g)
Exercise or
Base Price      Expiration
($/share)(2)    Date                5% ($)        10% ($)
- ------------    ----------        -----------    -----------

14.625          06/16/04           161,877         410,229

14.375          12/15/03           126,113         319,595
14.625          06/16/04           121,408         307,672

14.625          06/16/04            57,255         145,095

14.625          06/16/04            57,255         145,095

14.375          12/15/03            37,518          95,077
14.625          06/16/04            57,255         145,095

(1) The Payless Cashways 1992 Incentive Stock Program (the "Program") was adopted by the Board of Directors in June 1992 and approved by the Company's shareholders in July 1992. Participants in the Program include such employees as the Compensation Committee of the Board of Directors in its sole discretion may designate from time to time. The Committee must consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits, including the financial condition of the Company, anticipated profits for the current or future years, contributions of participants to the profitability and development of the Company and other compensation provided to participants. All options are rights to buy Common Stock of the Company. The options are subject to a four-year vesting schedule from the date of grant, with 25% of the grant vesting on each of the first four anniversaries of the grant date. Program guidelines are described in the section entitled, "Committee Report on Executive Compensation".

(2) The Exercise Prices are equal to the fair market value of the Company's Common Stock on the date of grant.

(3) The amounts listed under columns (f) and (g) illustrate values that might be realized upon exercise immediately prior to the expiration of the options' terms using 5 percent and 10 percent appreciation rates, compounded annually from the date of grant to the stated expiration date of the options, and are not intended to forecast possible future appreciation, if any, of the Company's stock price.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     (a)                    (b)              (c)
                      Shares Acquired
     Name             on Exercise #       Value Realized($)(1)
- ----------------      ---------------     --------------------

David Stanley


Susan Stanton


Ronald H. Butler


Stephen A. Lightstone


Gerald M. Buchen           3,800              $41,914


Number of Unexercised Options/              Value of Unexercised In-the-Money
SARs at FY-End (#)                          Options/SARs at FY-End ($) (2)
- ------------------------------              ---------------------------------
         (d)                                             (e)
Exercisable/Unexercisable                   Exercisable/Unexercisable
- ------------------------------              ---------------------------------

265,605/                                     $888,042/
44,000                                              --

69,448/                                      $105,184/
58,988                                              --

30,912/                                             --/
38,063                                              --

70,228/                                      $121,122/
38,063                                             --

34,657/                                      $19,317/
16,600                                            --



(1) The value of exercised options is calculated by subtracting the exercise price from the sale price.

(2) The value of unexercised in-the-money options is calculated by subtracting the exercise price from the closing price of the Company's Common Stock at fiscal year end, and multiplying the difference by the number of shares granted as options.

RETIREMENT PROGRAM

PENSION BENEFITS

          Payless maintains a non-qualified supplemental pension plan for executive officers, the Payless Supplemental Retirement Plan (the "Supplemental Retirement Plan"), which provides benefits that would otherwise be denied participants in the Retirement Plan (defined below) by reason of certain
Code limitations on qualified plan benefits. Mr. Stanley, Ms. Stanton, Mr. Butler, Mr. Lightstone and Mr. Buchen are participants in the Supplemental Retirement Plan and have entered into Supplemental Retirement Agreements with Payless. The estimated annual benefits payable under both the Retirement
Plan and the Supplemental Retirement Plan, based on 10 years or more of credited service and at different levels of remuneration, are as follows:

                                                Annual Benefits
               Final Five-Year                Exclusive of Social
                  Average                      Security Benefits
                  Annual                       (for participants
              Pre-Retirement                    with 10 or more
                 Earnings                      years of service)
              ----------------                -------------------
                 $  100,000                        $ 38,624
                    125,000                          51,124
                    150,000                          63,624
                    175,000                          76,124
                    200,000                          88,624
                    225,000                         101,124
                    250,000                         113,624
                    300,000                         138,624
                    350,000                         163,624
                    400,000                         188,624
                    450,000                         213,624
                    500,000                         238,624
                    550,000                         263,624
                    600,000                         288,624
                    650,000                         313,624
                    700,000                         338,624
                    750,000                         363,624
                    800,000                         388,624
                    850,000                         413,624
                    900,000                         438,624
                    950,000                         463,624
                  1,000,000                         488,624

          The remuneration covered by the Supplemental Retirement Plan is the final 5-year average total cash remuneration, including salary, bonus (both as reported in the table entitled "Summary Compensation Table") and other cash amounts which would have been reported on Treasury Form W-2. As of the end of the last fiscal year, years of service credited pursuant to the Supplemental Retirement Plan are as follows: Mr. Stanley 14, Ms. Stanton 9, Mr. Butler 3, Mr. Lightstone 11 and Mr. Buchen 1.

          The Payless Cashways Amended Retirement Plan ("Retirement Plan") is a defined benefit plan under which the annual pension benefits payable to employees, including officers, upon normal retirement age are based upon both service credit prior to December 1, 1989, and service after December 1, 1989. The normal retirement benefit for service prior to December 1, 1989, is the greater of the 1) product of (i) 1.25% of average compensation (the average for the five calendar years ending December 31, 1983), plus .9% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years and fractional years of benefit service prior to December 1, 1983, or 2) the product of (i) 1% of average annual compensation (the average for calendar years 1986, 1987 and 1988), plus .5% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years of benefit service prior to December 1, 1989. The normal retirement benefit for each year and fractional year of benefit service subsequent to December 1, 1989, is the sum (a) 1% of annual compensation for the year, plus (b) an additional .5% of annual compensation in excess of the "covered compensation" for the year. Benefits from the Retirement Plan are included in the annual benefits listed in the table above.

          As of the end of the last fiscal year, years of service credited pursuant to the Retirement Plan are as follows: Mr. Stanley 15, Ms. Stanton 12, Mr. Butler 3, Mr. Lightstone 12 and Mr. Buchen 21. Benefits shown are computed as a straight single life annuity beginning at age 62 and have been reduced for Social Security benefits.

CERTAIN BENEFICIAL OWNERSHIP


          The table below sets forth certain information, as of January 10, 1995, regarding the beneficial ownership of the Company's Common Stock, Non-Voting Common Stock and Preferred Stock by (i) each of the Company's directors and nominees, (ii) each person known by the Company to be the beneficial owner of 5% or more of each class of the Company's voting securities, (iii) each of the executive officers named in the table entitled "Summary Compensation Table" above and (iv) all of the Company's directors and executive officers as a group. As required by a rule of the Securities and Exchange Commission, the number of shares of Common Stock beneficially owned includes shares as to which a right to acquire ownership exists within 60 days, such as through the exercise of employee stock options and conversion of convertible securities.


Name and Address              Shares Beneficially
of Beneficial Owner                Owned                 Percent of Class
- -------------------           -------------------        ----------------
Common Stock

David Stanley (1)                305,932                       .8%

Susan M. Stanton (2)             112,896                       .3%

Ronald H. Butler (3)              44,418                       .1%

Stephen A. Lightstone (4)        102,490                       .3%

Gerald M. Buchen (5)              42,194                       .1%

Harold Cohen (6)                 136,658                       .4%

Larry P. Kunz (7)                146,264                       .4%

Wayne B. Lyon (8)                  7,956                       (9)

Scott G. Fossel (10)              12,956                       (9)

William A. Hall (11)               8,956                       (9)

George Latimer (12)                8,956                       (9)

Gary D. Rose (13)                124,896                       .3%

Louis W. Smith                     5,000                       (9)

Ralph Strangis (14)               12,956                       (9)

John H. Weitnauer, Jr. (15)       15,956                       (9)






Ariel Capital Management,      5,288,190                    14.1%
 Inc. (16)
307 North Michigan Ave.
Chicago, IL 60601

Alliance Capital Management    3,289,000                    8.7%
 L.P. (17)
1345 Avenue of the Americas
New York, NY 10105

The Goldman Sachs Group,       3,821,446                   10.2%
 L. P. (18)
85 Broad Street
New York, NY 10004

State of Wisconsin Investment  3,519,500                   9.4%
 Board (19)
121 E. Wilson St., 2nd Floor
Madison, WI 53703

All Directors and Executive    1,243,231                   3.2%
Officers as a group (18
Persons)(20)

Class A Non-Voting Common

Court Square Capital Limited   2,250,000                 100.0%
399 Park Avenue
New York, NY 10043


Preferred Stock

Masco Capital Corporation        406,000                100.0%
21001 Van Born Road
Taylor, MI 48180


(1) Includes 265,605 shares subject to options, 5,000 shares of restricted stock, 7,000 shares owned by Mr. Stanley's wife, 1,000 shares owned by a trust for the benefit of Mr. Stanley's daughter for which Mr. Stanley acts as trustee, 2,000 shares owned by two trusts for the benefit of Mr. Stanley's stepchildren for which Mr. Stanley does not act as trustee and 2,000 shares owned by Mr. Stanley's stepchildren. Mr. Stanley disclaims beneficial ownership of such 12,000 shares.
(2) Includes 77,935 shares subject to options, 3,900 shares of restricted stock and 2,000 shares held in Ms. Stanton's father's marital trust for which Ms. Stanton acts as co-trustee.
(3) Includes 35,912 shares subject to options and 2,400 shares of restricted stock.
(4) Includes 75,228 shares subject to options, 2,400 shares of restricted stock and 2,000 shares owned by Mr. Lightstone's wife.
(5) Includes 39,494 shares subject to options, 2,200 shares of restricted stock, 100 shares owned by Mr. Buchen's wife, 100 shares owned by each of Mr. Buchen's two minor daughters and 100 shares owned by each of Mr. Buchen's two minor sons.
(6)  Includes 84,008 shares subject to options.
(7)  Includes 146,164 shares subject to options.
(8) Includes 7,956 shares subject to options. Mr. Lyon is President and Chief Operating Officer of Masco, which owns Masco Capital Corporation ("Masco Capital"), and disclaims beneficial ownership of shares of Preferred Stock beneficially owned by Masco Capital.
(9)  Less than 0.1%.
(10) Includes 7,956 shares subject to options.
(11) Includes 7,956 shares subject to options.
(12) Includes 7,956 shares subject to options.




(13) Includes 7,956 shares subject to options and 106,940 shares subject to Warrants to purchase Common Stock. Mr. Rose is a limited partner of The Goldman Sachs Group, L.P. As a limited partner, Mr. Rose may be deemed to be the beneficial owner of shares beneficially owned or held by The Goldman Sachs Group, L.P. referenced in Footnote 18. Mr. Rose disclaims beneficial ownership of such shares except to the extent of pecuniary interest therein.
(14) Includes 7,956 shares subject to options.
(15) Includes 7,956 shares subject to options.
(16) Based on a Questionnaire dated January 10, 1995 Ariel Capital
     Management, Inc. owns 5,288,190 shares of Common Stock.
     Ariel Capital Management, Inc., in its capacity as investment advisor, has sole voting power of 4,049,950 shares, shared voting power of
     313,790 shares, and sole investment discretion for 5,288,190 shares.
     Ariel Capital Management, Inc. claims no beneficial interest in any of the shares.
(17) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1994, represents shares of Common Stock owned by Alliance Capital Management L.P. which has sole voting power of 2,796,500 shares and sole disposition power of 3,289,000 shares.
(18) Based on a Questionnaire dated January 10, 1995, The Goldman Sachs
     Group, L.P. owns 3,821,446 shares of Common Stock. The Goldman Sachs Group, L.P. has shared voting power and shared disposition power of such 3,821,446 shares.
(19) Based on a Questionnaire dated January 10, 1995, State of Wisconsin Investment Board owns 3,519,500 shares of Common Stock.
(20) Includes 909,435 shares subject to options, 106,940 shares subject to Warrants, 22,500 shares of restricted stock and 62 shares held indirectly by an executive officer (who is not a named executive officer) in a 401(k)
     plan.   Excludes shares held by The Goldman Sachs Group, L.P.  Mr. Gary
     Rose, a director of Payless and a limited partner of The Goldman Sachs Group, L.P., expressly disclaims beneficial ownership of all such shares.


          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file, with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and beneficial owners of more than 10 percent of the Company's equity securities are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports and written representations that no other reports were required during 1994, all section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10 percent of the Company's equity securities were complied with, except that one report on Form 3 for Gerald M. Buchen was inadvertently filed 10 days later than required.

2.  OTHER BUSINESS

          As of the date of delivery of the text of this Proxy Statement to the printer, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should properly come before the meeting, it is the intention of the persons designated as proxies on the proxy card to take such action as shall be in accordance with his and/or her best judgment.

OTHER INFORMATION, SHAREHOLDER PROPOSALS

          The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as independent auditor to examine the financial statements of the Company and its subsidiary for the fiscal year 1995. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

          Shareholder proposals requested for inclusion in the Proxy Statement for the Company's Annual Meeting in 1996 must be received by the Company's Secretary on or before October 27, 1995. The Company currently plans to hold the 1996 Annual Meeting in Kansas City, Missouri, on April 18, 1996.
Management will appropriately consider all proposals from shareholders.
When adoption of a proposal is clearly in the best interests of the Company and the shareholders generally, and does not require shareholder approval, the Board of Directors will usually adopt the proposal, if appropriate, rather than including the proposal in the Proxy Statement.

          Pursuant to the Company policy and Rules and Regulations of the Securities and Exchange Commission, shareholder proposals requested for inclusion in the Company's Proxy Statement must meet the following criteria:
(1) the proponent must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal and must have held such securities for at least one year; (2) the proponent may submit no more than one proposal; (3) the proposal and any supporting statement together shall not exceed 500 words; (4) proposals must be received by the Company's Secretary on or before the date provided in the Proxy Sstatement, or as may otherwise be provided by the Board of Directors; and (5) the proposal must contain the name of the proposing shareholder(s) and a contact address.

          The Corporate Governance and Nominating Committee will also consider persons recommended by Shareholders as director nominees recommended by shareholders. In order to be eligible for nomination as a director by the Corporate Governance and Nominating Committee, a director nominee must be under the age of 70 at the date of the Annual Meeting of Shareholders at which such director would be elected. All letters of nomination should be sent to the Secretary and should include the nominee's name and qualifications and a statement from the nominee that he or she consents to being named in the Proxy statement and will serve as a director if elected. In order for any nominee to be considered by the Corporate Governance and Nominating Committee and, if accepted, to be included in the Proxy Statement, letters of nomination must be received by the Secretary on or before October 27, 1995.

          In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. The Corporation also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board of Directors will be paid by the Company.

          The Company's Annual Report to Shareholders, including financial statements for the year ended November 26, 1994, is enclosed with this Proxy Statement.



                             BY ORDER OF THE BOARD OF DIRECTORS

                            /s/ Linda J. French

                             Linda J. French
                             Senior Vice President - General Counsel/Secretary


February 24, 1995

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PROXY                    PAYLESS CASHWAYS, INC.
                  2300 Main, Kansas City, Missouri 64108
           This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints LINDA J. FRENCH and STEPHEN A. LIGHTSTONE, or either of them, as Proxy/Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common
Stock of Payless Cashways, Inc. held of record by the undersigned on February 15, 1995, at the Annual Meeting of Shareholders to be held on April 20, 1995, or any adjournment thereof.

1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below      / / WITHHOLD AUTHORITY to vote
        (except as marked to the contrary      for all nominees listed
        below)                                 below

    GARY D. ROSE, JOHN H. WEITNAUER, JR., WILLIAM A. HALL, LOUIS W. SMITH

    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

- ----------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

- ----------------------------------------------------------------------------

- ----------------------------------------------------------------------------
     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                  Dated:____________________________, 1995

                                   ______________________________________
                                   Signature

                                   ______________________________________
                                   Signature if held jointly

                                   --------------------------------------
                                   |                                    |
                                   |    PLEASE MARK, SIGN, DATE AND     |
                                   |    RETURN THE PROXY CARD           |
                                   |    PROMPTLY USING THE ENCLOSED     |
                                   |    ENVELOPE.                       |
                                   --------------------------------------
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